Exhibit 10.50

FORM OF WAIVER AGREEMENT

WAIVER AGREEMENT (this “Waiver Agreement”), dated as of [•], 2013, with respect to the AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated as of June 30, 2001, as amended (the “Agreement”), between Plains All American GP LLC, a Delaware limited liability company (the “Company”), and Greg L. Armstrong (the “Employee”).

RECITALS:

A.        Capitalized terms not otherwise defined in this Waiver Agreement are used with the meanings ascribed to such terms in the Agreement.

B.        Section 8(d)(ii) of the Agreement provides that if the Employee shall terminate his employment upon a Change in Control of the Company pursuant to clause (D) of Section 7(d)(i) of the Agreement, then the Employee will be paid a lump sum amount, and further, pursuant to Section 8(f) of the Agreement, if the Employee shall terminate his employment under such circumstances, then the Employee will be entitled to continue to participate in certain health-and-accident plans or arrangements of the Company (such entitlement to a lump sum amount and continued participation in such plans or arrangements referred to collectively as the “Separation Benefit”).

C.        Plains GP Holdings, L.P., a Delaware limited partnership (“PAGP”), was formed in July 2013, the existing owners of the Company intend to contribute all of the membership interests in the Company to the general partner of PAGP (the “Initial Contribution”), and the general partner of PAGP intends to contribute such interests to PAGP (such contribution, together with the Initial Contribution, referred to collectively as the “Membership Interest Contribution”).

D.        The parties anticipate that PAGP will effect an initial public offering (the “IPO”) of its Class A shares.

E.        The Company and the Employee desire to enter this Waiver Agreement to ensure that the Membership Interest Contribution and the IPO do not constitute a Change in Control of the Company for purposes of the Agreement.

WAIVER

In that regard, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee hereby agree as follows:

1.             Acknowledgement and Waiver.  The Company and the Employee both acknowledge that the Membership Interest Contribution and/or the IPO will constitute a Change in Control of the Company, and that without this Waiver Agreement, if a Change in Control of the Company occurred, the Employee would have the power under Section 7(d) of the Agreement to terminate his employment (the “Termination Power”) and, having done so, would have the right to the Separation Benefit (the “Benefit Right”).

2.             Waiver.  Subject to the terms and conditions contained herein, the Employee waives his Termination Power and the Benefit Right, in each case only with respect to the Membership Interest Contribution and the IPO (the “Waiver”).  The Waiver is limited to the effects under the Agreement of the Membership Interest Contribution and the IPO, and does not waive any other provisions of the Agreement nor the effects of any past, present or future transaction constituting a Change in Control of the Company (or any other Good Reason).

3.             Change in Control of the Company Definition; No other Changes to Agreement.  Effective upon the closing of the IPO, the definition of “Change in Control of the Company” in the Agreement shall be modified as follows: A “Change in Control of the Company” shall conclusively be deemed to have occurred at any time following the closing of the initial public offering of Plains GP Holdings, L.P. if (i) any person, including any partnership, limited partnership, syndicate or other group deemed a “person” for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner, directly or indirectly, of 50% or more of the membership interest in the Company, (ii) any person, including any partnership, limited partnership, syndicate or other group deemed a “person” for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner, directly or indirectly, of 50% or more of the membership interest in PAA GP Holdings LLC, a Delaware limited liability company (“PAGP GP”), (iii) Plains GP Holdings, L.P. ceases to beneficially own, directly or indirectly, more than 50% of the membership interest in the Company or (iv) the persons who own membership interests in PAGP GP as of [•], 2013 cease to beneficially own, directly or indirectly, more than 50% of the membership interest in PAGP GP.  Other than the modification of the Change in Control of the Company definition or the Waiver as described herein, the Agreement remains in full force and effect.

4.             Miscellaneous.  No provisions of this Waiver Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  The validity, interpretation, construction and performance of this Waiver Agreement shall be governed by the laws of the State of Texas.

5.             Entire Agreement.  This Waiver Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior oral and written agreements and understandings between the parties with respect to such subject matter.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Waiver Agreement as of the date first above written.

PLAINS ALL AMERICAN GP LLC

By:
Name:
Title:

GREG L. ARMSTRONG

Employee

[Signature Page to Waiver Agreement]